UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2008

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-52986	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events

On September 17, 2008, Federal-Mogul Corporation (the “Company”) issued a press release announcing that it intends to initiate a restructuring plan designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. The planned actions are expected to occur as a result of several initiatives designed to streamline business processes, consolidate or close locations, and reduce general and administrative staffing. The Company anticipates that these initiatives, which will begin in the quarter ending September 30, 2008 and are expected to be substantially completed by the end of 2009, will result in an estimated charge in the range of approximately $60 to $80 million. This estimated charge relates primarily to severance and benefits costs. The plan, when combined with other workforce adjustments, is expected to reduce the Company’s global workforce by approximately 4,000 positions, or eight percent.

A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press release issued by Federal-Mogul Corporation dated September 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation
(Registrant)
Date: September 17, 2008

/s/ Robert L. Katz
	By:	Robert L. Katz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Federal-Mogul Corporation dated September 17, 2008.